RenovoRx Reports Record Third Quarter 2026 Revenue Exceeding $1 Million

Active Commercial Cancer Center Customers Increased to 26 and Total Commercial Funnel Grows to More Than 65 Centers

Maintains 2026 Annual Revenue Guidance of $3.75M to $4.25M

First Physician-Driven Expansion Using TAMP Beyond Locally Advanced Pancreatic Cancer, Signaling Potential for Broader Clinical Adoption

Management to Host Conference Call Today at 4:30 p.m. ET

MOUNTAIN VIEW, Calif., November 5, 2026 -- RenovoRx, Inc. (“RenovoRx” or the “Company”) (Nasdaq: RNXT), a life sciences company commercializing RenovoCath®, a patented, FDA-cleared drug-delivery device, and evaluating a novel targeted oncology drug-device product candidate, today announced its financial results for the third quarter ended September 30, 2026 and provided shareholders with a business update highlighting continued commercial momentum and clinical progress.

“We generated record results in the third quarter as revenue exceeded the million-dollar threshold and we continued to deliver on all three of our core priorities,” said Shaun Bagai, Chief Executive Officer of RenovoRx. “First, revenue increased four-fold year-over-year. Second, we ended the quarter with 26 active commercial cancer center customers, compared to 21 at the end of the second quarter 2026. Third, we are seeing physician-driven expansion of our TAMP™ platform, enabled by our FDA-cleared RenovoCath device, into applications beyond locally advanced pancreatic cancer, highlighting the potential for broader clinical adoption."

Mr. Bagai continued, “Driving much of our growth is our fully staffed sales team that continues to gain traction and accelerate customer engagement and adoption of TAMP. The sales team, comprised of a Vice President of Sales and Market Development, and five Regional Market Development Managers, is strategically deployed to cover major U.S. cancer centers. Our focused and regionally deployed sales team is sufficiently sized to address the market and effectively penetrate cancer centers that treat solid tumors, such as pancreatic cancer."

Mr. Bagai concluded, “Looking ahead, given the strong momentum, we continue to expect full-year 2026 revenue for RenovoCath in the range of $3.75 million to $4.25 million, which would more than triple 2025 revenue at the midpoint."

RenovoCath Commercialization Update

Every newly activated commercial cancer center customer drives more procedures and revenue, accelerating growth. RenovoRx ended the third quarter of 2026 with 26 active commercial cancer center customers, compared to 21 at the end of the second quarter of 2026. RenovoRx remains confident in its ability to meet the year-end 2026 target of

36 active commercial cancer centers as RenovoRx continues to activate centers in the commercial funnel and convert sites from its fully enrolled Phase III TIGeR-PaC trial to active centers.

RenovoRx continues to observe strong repeat ordering from the majority of existing customers, which the Company believes signals physician satisfaction and clinical utility in interventional oncology.

The Trans-Arterial Micro-Perfusion (TAMP), enabled by RenovoCath, is a collaborative, localized drug-delivery platform, with two ways emerging cancer therapies can strengthen the Company’s commercial opportunity: (i) TAMP can deliver established drugs locally, and sequentially to or concurrently with novel therapies, creating the potential for improved patient outcomes, concentrating therapy where it is needed, and (ii) as new drugs come to market, the Company believes many of these drugs can be delivered directly via RenovoCath. In both cases, the Company believes that novel improved therapies could make the TAMP targeted drug-delivery platform even more valuable.

In light of these trends, the Company believes that as physicians incorporate RenovoCath into routine clinical practice, repeat utilization is expected to drive sustained revenue growth.

Expansion of RenovoCath Beyond Locally Advanced Pancreatic Cancer

In the third quarter of 2026, RenovoRx continued to support building the evidence base for TAMP through a multi-center post-marketing registry study to generate real-world safety and efficacy data, as well as supporting Investigator Initiated Trials (IITs) in borderline resectable and metastatic pancreatic cancer and cholangiocarcinoma (bile duct cancer). These studies are designed to achieve cost neutrality while broadening the platform’s evidence base.

In October 2026, the first patient was treated in PRISM-TAMP, an IIT led by researchers at the University of Vermont (UVM). The trial is evaluating gemcitabine delivered through the TAMP platform, enabled by RenovoCath, prior to surgery in patients with planned surgical resection for the first time in the neoadjuvant setting. It is the first IIT supported by RenovoRx to begin patient enrollment and takes TAMP upstream of locally advanced disease, where physicians have asked about its potential. UVM plans to enroll approximately 10 patients in this trial. IITs are capital-efficient for the Company and allow independent investigators to generate safety and tolerability data for new applications of TAMP.

In August 2026, TAMP enabled by RenovoCath was deployed in the first commercial clinical use in a solid tumor beyond pancreatic cancer as an existing commercial cancer center customer utilized the device to treat a patient with sarcoma. The Company views this physician-driven expansion as an encouraging indicator of the potential for broader adoption of RenovoCath within its FDA-cleared fields of use.

Phase III TIGeR-PaC Trial

In August 2026, RenovoRx achieved full enrollment in its Phase III TIGeR-PaC trial evaluating intra-arterial delivery of intra-arterial gemcitabine (IAG) via the RenovoCath device for the treatment of locally advanced pancreatic cancer (LAPC). This significant milestone reflects successful patient recruitment, clinical execution, and collaboration among investigators and study teams evaluating IAG for LAPC, a difficult-to-treat cancer. The primary endpoint of the study is overall survival. TIGeR-PaC is designed to evaluate whether RenovoRx’s patented method of targeted delivery of the chemotherapy gemcitabine improves patient survival, safety, and tolerability compared to the standard of care systemic (intravenous) chemotherapy gemcitabine + Abraxane.

RenovoRx anticipates initial top-line data in the second half of 2027 and expects the data readout to support and potentially expand current clinical adoption of TAMP by providing more rigorous evidence on tolerability and reduced side effects. The trial may also show whether TAMP can improve survival in this setting.

Third Quarter 2026 and Subsequent Key Highlights

During the third quarter and the subsequent period, RenovoRx added clinical evidence supporting its TAMP platform, including two peer-reviewed publications.

In August 2026, the pharmacokinetic and pharmacodynamic (PK-PD) data from a sub-study of the ongoing Phase III TIGeR-PaC trial was published in Cancer Chemotherapy and Pharmacology. The findings from this PK-PD study provided additional meaningful mechanistic support for RenovoRx's TAMP platform’s targeted drug-delivery approach and provided direct PK evidence supporting TAMP’s potential to deliver chemotherapy directly near the tumor while limiting systemic exposure. These findings provide further support for TAMP as a differentiated therapeutic approach designed to potentially improve the therapeutic index of chemotherapy in patients with LAPC.

In October 2026, a peer-reviewed case series from Hackensack Meridian Health’s Jersey Shore University Medical Center was published in Case Reports in Oncology. In the publication, physicians shared their experiences using TAMP for drug-delivery to treat patients diagnosed with LAPC, whose tumors were not surgically removable due to significant complex blood vessel involvement despite receiving extensive prior therapy. RenovoRx is encouraged that physicians are independently documenting and sharing their experiences with TAMP and its potential to provide clinical benefit for patients.

RenovoRx also continued to strengthen its intellectual property position in the third quarter of 2026. In August 2026, the U.S. Patent and Trademark Office issued a Notice of Allowance for a new patent covering RenovoCath dual-occlusion catheter system, bringing the Company's portfolio to 10 issued or allowed (1 allowed) U.S. patents, 10 issued OUS patents, 6 pending U.S. cases, 7 pending OUS cases and 2 pending Patent Cooperation Treaty (PCT) applications.

Financial Highlights for the Third Quarter Ended September 30, 2026

•
Revenue was $1.07 million, compared to $266,000 for the three months ended September 30, 2025. The nearly 300% year-over-year and 17% sequential quarterly increases were driven by the continued commercialization of RenovoCath and expanding adoption across U.S. cancer centers.

•
Gross profit was $878,000, representing a gross margin of approximately 82%, compared to approximately 80% for the three months ended September 30, 2025. Margin performance in third quarter 2026 reflected the conversion of three devices from one clinical site in the TIGeR-PaC trial to a commercial cancer center customer at no gross margin, in accordance with generally accepted accounting principles.

•
Research and development expenses were approximately $1.2 million, compared to approximately $1.7 million for the three months ended September 30, 2025.

•
Selling, general, and administrative expenses were approximately $2.9 million, compared to approximately $1.7 million for the three months ended September 30, 2025, reflecting the investment made to build and support the Company’s commercial infrastructure.

•
Loss from operations was approximately $3.2 million, compared to approximately $3.2 million for the three months ended September 30, 2025. Net loss per share was $0.08 for the three months ended September 30, 2026, compared to a net loss of $0.08 for the three months ended September 30, 2025.

•
Cash and cash equivalents were approximately $10.4 million as of September 30, 2026, compared to approximately $9.5 million as of June 30, 2026. The increase was driven by $3.5 million received from the exercise of outstanding common stock warrants, which offset cash used in operations. The Company believes its current cash resources are sufficient to fund operations into the second half of 2027.

•
Shares outstanding: As of September 30, 2026, common shares outstanding totaled 48,190,073.

•
Guidance: RenovoRx is maintaining its full-year 2026 revenue guidance of $3.75 million to $4.25 million, which implies year-over-year revenue growth of approximately 241% to 286% compared to full-year 2025 revenue of $1.1 million.

Conference Call Details

Live Call Dial-in:	1-844-826-3033 (U.S. and Canada toll free) 1-412-317-5185 (International)
Webcast:	Access here
Replay:	1-844-512-2921 (U.S. and Canada toll free) 1-412-317-6671 (International) Access ID: 10212350

About RenovoRx, Inc.

RenovoRx, Inc. (Nasdaq: RNXT) is a life sciences company commercializing RenovoCath®, a novel, FDA-cleared device for local drug delivery designed to address significant unmet medical needs, with a focus on difficult-to-treat tumors. The Company is also evaluating intra-arterial gemcitabine (IAG) delivered via RenovoCath using RenovoRx’s Trans-Arterial Micro-Perfusion (TAMP™) platform as a novel drug-device product candidate for locally advanced pancreatic cancer.

RenovoRx’s patented TAMP™ platform is designed for targeted therapeutic delivery across the arterial wall near the tumor site to bathe the target tumor, potentially improving safety, tolerance, and efficacy while minimizing the toxicities associated with systemic intravenous therapy. The Company's mission is to transform the lives of cancer patients by providing innovative solutions to enable targeted delivery of diagnostic and therapeutic agents.

RenovoRx completed enrollment in the Phase III TIGeR-PaC clinical trial in August 2026, and anticipates the initial topline data in the second half of 2027. The trial is evaluating its novel drug-device combination oncology product candidate intra-arterial gemcitabine delivered via RenovoCath (IAG). RenovoCath enables IAG, and is FDA-cleared for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion. IAG is currently under investigation and has not been approved for commercial sale.

RenovoCath with gemcitabine received Orphan Drug Designation (ODD) for pancreatic cancer and bile duct cancer, and oxaliplatin has received ODD for pancreatic cancer, each of which provides seven years of market exclusivity upon new drug application approval by the FDA.

For more information, visit www.renovorx.com. Follow RenovoRx on Facebook, LinkedIn, and X.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call described herein and statements of the Company’s management and third parties made in connection therewith contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding (i) our clinical trials and studies (including expectations for trial completion and data read out), (ii) the potential for our product candidates and our TAMP technology (enabled by RenovoCath) to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, (iii) our efforts to commercialize our RenovoCath and TAMP technology for use in treating pancreatic and other solid tumor cancers, and (iv) our expected financial results from such efforts, including our estimates for 2026 annual revenue and anticipated active commercial sites, as well as statements regarding our cash runway. Statements that are not purely historical are forward-looking statements. The forward-looking statements contained herein are based upon our current expectations and beliefs regarding future events, many of which, by their nature, are inherently uncertain, outside of our control, and involve assumptions that may never materialize or may prove to be incorrect. These may include estimates, projections, and statements relating to our commercial and other business plans, objectives and strategies, our research and development plans, intellectual property development, clinical trials, our therapy platform, financing plans, and expected operating results, all of which are based on current expectations and assumptions that are subject to significant known and unknown risks and uncertainties that may cause actual results to differ materially and adversely from those expressed or implied by these forward-looking statements. These statements may be identified using words such as “may,” “expects,” “plans,” “aims,” “anticipates,” “believes,” “forecasts,” “aim,” “goal,” “estimates,” "future," “intends,” and “potential,” or derivatives of these terms or other comparable terminology regarding RenovoRx’s statements about the future, although not all forward-looking statements contain these words. All forward-looking statements are subject to a number of risks, uncertainties and assumptions, that could cause actual events to differ materially from those projected or indicated by such statements, including, among other things: (i) the risk that our commercial efforts for our TAMP technology (enabled by RenovoCath) may not lead to the achievement of our revenue forecasts or to viable, revenue generating operations in general or to the achievement of the number of active cancer center customers we expect; (ii) circumstances which would adversely impact our ability to efficiently utilize our cash resources on hand or raise additional funding; (iii) the timing of the initiation, progress, completion and potential results (including the results of interim analyses and final trial data) of our preclinical studies, clinical trials, and our research programs (notably with respect to our Phase III TIGeR-PaC trial); (iv) the possibility that interim results may not be predictive of the outcome of our clinical trials, which may not demonstrate sufficient safety and efficacy to support regulatory approval of our product candidate; (v) that applicable regulatory authorities may disagree with our interpretation of the data, research, and clinical development plans and timelines, and the regulatory process for our product candidates; (vi) future potential regulatory milestones for our product candidates, including those related to current and planned clinical studies; (vii) our ability to use and expand our TAMP therapy platform for drug-delivery to treat other forms of cancer or to build a pipeline of product candidates; (viii) our ability to advance product candidates into, and successfully complete, clinical trials; (ix) the timing or likelihood of regulatory filings and approvals; (x) our estimates of the number of patients who suffer from the diseases we are targeting and the number of patients that may enroll in our clinical trials; (xi) the commercialization potential of RenovoCath as a standalone device or our product candidates, if such product candidates are approved by the FDA; (xii) our ability and the potential to successfully manufacture and supply our product candidates for clinical trials and for commercial use, if approved; (xiii) future strategic arrangements and/or collaborations and the potential benefits of such arrangements; (xiv) our estimates regarding expenses, future revenue, capital requirements, needs for additional financing, our ability to obtain additional capital and our ability to maintain the listing of our common stock on Nasdaq; (xv) the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements; (xvi) our ability to retain the continued service of our key personnel and to identify, hire and retain additional qualified personnel; (xvii) the scope of protection we are able to establish and maintain for intellectual property rights, including our therapy platform, product candidates, and research programs; (xviii) our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; (xix) the pricing, coverage, and reimbursement of our product candidates, if approved; and (xx) developments relating to our competitors and our industry, including competing product candidates and therapies. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that we file from time to time with the Securities and Exchange Commission, which can be accessed at https://ir.renovorx.com/sec-filings.

As a result of the foregoing, you are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and RenovoRx does not undertake any obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

RENOVORX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollar in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Revenues	$1,066	$266	$2,538	$885
Cost of revenues	188	53	415	299
Gross profit	$878	$213	$2,123	$586
	82.4%	80.1%	83.6%	66.2%
Operating expenses:
Research and development	1,241	1,685	3,669	4,768
Selling, general and administrative	2,873	1,728	8,508	4,806
Total operating expenses	4,114	3,413	12,177	9,574

Loss from operations	(3,236)	(3,200)	(10,054)	(8,988)

Other income (expense), net:
Interest income, net	76	113	210	352
Loss on disposition of asset	-	-	(2)	-
Change in fair value of common warrant liability	(487)	175	(233)	409
Total other income (expense), net	(411)	288	(25)	761

Net loss	$(3,647)	$(2,912)	$(10,079)	$(8,227)
Net loss per share
Basic and diluted	$(0.08)	$(0.08)	$(0.23)	$(0.24)
Weighted - average shares used in computing net loss per share:
Basic and diluted	48,194,604	36,646,278	44,545,615	34,892,143

RENOVORX, INC.

RECONCILIATION OF GAAP NET INCOME/(LOSS)

TO NON-GAAP NET INCOME

(Unaudited)

(Dollar in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

GAAP net income	$(3,647)	$(2,912)	$(10,079)	$(8,227)

Share-based compensation expense:
Research and development	145	185	472	447
Selling, general and administrative	324	164	884	535
Total share-based compensation expense	469	349	1,356	982

Non-GAAP net income	$(3,178)	$(2,563)	$(8,723)	$(7,245)

GAAP basic earnings per share	$(0.08)	$(0.08)	$(0.23)	$(0.24)
Effect of non-GAAP adjustments on basic earnings per share	0.01	0.01	0.03	0.03
Non-GAAP basic earnings per share	$(0.07)	$(0.07)	$(0.20)	$(0.21)

Weighted - average shares used in computing net loss per share:
Basic and diluted	48,194,604	36,646,278	44,545,615	34,892,143

RENOVORX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(Dollar in thousands)

	September 30,	December 31,
	2026	2025

Assets
Current assets:
Cash and cash equivalents	$10,404	$7,024
Accounts receivable, net	609	139
Inventory	341	189
Prepaid expenses	265	324
Other current assets	195	217
Total current assets	11,814	7,893

Operating lease right-of-use asset	334	190
Property and equipment, net	89	12
Other non-current assets	200	-
Total assets	$12,437	$8,095

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$938	$799
Accrued expenses and other current liabilities	1,153	1,163
Total current liabilities	2,091	1,962

Common stock warrant liability	837	604
Operating lease liability, net of current portion	225	107
Total liabilities	$3,153	$2,673

Stockholders' equity:
Common stock	5	4
Additional paid-in capital	80,745	66,805
Accumulated deficit	(71,466)	(61,387)
Total stockholders’ equity	9,284	5,422
Total liabilities and stockholders' equity	$12,437	$8,095

Investor Contact:

ICR Healthcare

Stephanie Carrington or Adanna G. Alexander, PhD

T: 646-277-1282

RenovoRx@ICRHealthcare.com

Media Contact:

STiR Communications

Hannah Williams

T: 803-521-1214

hannah@stir-communications.com